Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
MAY 15, 2012

CHESAPEAKE ENERGY CORPORATION INCREASES TERM LOAN TO
$4.0 BILLION BASED ON STRONG INVESTOR DEMAND

OKLAHOMA CITY, OKLAHOMA, MAY 15, 2012 -- Chesapeake Energy Corporation (NYSE:CHK) today announced it has increased the size of a previously announced unsecured term loan from Goldman Sachs Bank USA and affiliates of Jefferies Group, Inc. from $3.0 billion to $4.0 billion based on strong investor demand.  The loan was syndicated to a large group of institutional investors and priced at 97% of par.  The net proceeds of the loan to Chesapeake, after customary fees and syndication costs, of approximately $3.8 billion will be used to repay borrowings under the company’s existing corporate revolving credit facility and for general corporate purposes.  The loan carries an initial variable annual interest rate through December 31, 2012 of LIBOR plus 7.0%, which is currently 8.5% given the 1.5% LIBOR floor in the loan agreement.  The loan, which ranks pari passu with Chesapeake’s outstanding senior notes, matures on December 2, 2017 and may be repaid at any time in 2012 without penalty at par value.

Chesapeake expects to use a portion of the proceeds from planned asset sales to repay the loan in full before the end of 2012.  Giving effect to the increase in the size of the loan, the company currently has more than $4.7 billion of liquidity including unrestricted cash on hand and available borrowing capacity under its revolving bank credit facilities.

Aubrey K. McClendon, Chairman and Chief Executive Officer, said, “We appreciate this strong vote of confidence from investors.  As discussed in yesterday’s conference call, this will give us greatly enhanced financial flexibility to execute our planned asset sales from a position of strength and to complete our transformation from a natural gas-focused producer to a more balanced liquids-focused producer.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations.  Although we believe the expectations reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We may be unable to complete our planned asset monetizations as scheduled or at all, and they may not generate the proceeds we are anticipating.  In such event, we would be required to seek funds to repay the term loan from other sources, including alternative asset monetizations.  Our ability to consummate asset monetizations is dependent upon market conditions and other factors beyond our control.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154